UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On December 2, 2019, Cleveland-Cliffs Inc. ("Cliffs"), Pepper Merger Sub Inc. ("Merger Sub") and AK Steel Holding Corporation ("Holding") entered into an Agreement and Plan of Merger (as it may be amended from time to time, the "Merger Agreement") pursuant to which, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the Merger Agreement, Cliffs will acquire Holding by way of the Merger (as defined below).

Under the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into Holding, with Holding continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of Cliffs (the "Merger").

As a result of the Merger, each share of Holding common stock issued and outstanding immediately prior to the effective time of the Merger (other than excluded shares) will be converted into the right to receive the merger consideration of 0.400 Cliffs common shares, and if applicable, cash in lieu of any fractional Cliffs common shares. Cliffs estimates that, immediately following completion of the Merger, former holders of Holding common stock will own approximately 32% and pre-Merger holders of Cliffs common shares will own approximately 68% of the common shares of the combined company.

The unaudited pro forma combined financial information set forth below gives effect to the Merger.

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial information in the unaudited pro forma combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results of Cliffs and Holding.

The unaudited pro forma combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Merger or the costs to achieve any synergies.

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company's financial position or results of operations would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma combined financial information contains estimated adjustments, based upon available information and certain assumptions that Cliffs believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined financial information. In many cases, these assumptions were based on preliminary information and estimates.

The unaudited pro forma combined financial information is presented to illustrate the estimated effects of the Merger, based on the historical financial position and results of operations of Cliffs and Holding, presented as follows:

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 was prepared based on:

(1) the Cliffs historical audited consolidated statement of operations for the year ended December 31, 2019; and

(2) the Holding historical audited consolidated statement of operations for the year ended December 31, 2019.

The unaudited pro forma combined statement of financial position as of December 31, 2019 was prepared based on:

(1) the Cliffs historical audited consolidated statement of financial position as of December 31, 2019; and

(2) the Holding historical audited consolidated balance sheet as of December 31, 2019.

The unaudited pro forma combined financial information should be read in conjunction with this historical financial information and related notes of Cliffs and Holding from which the information was derived:

(1) Cliffs' Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the "SEC") on February 20, 2020; and

(2) Holding's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 20, 2020.

The Merger will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") Topic 805, Business Combinations. Cliffs management has determined that Cliffs is the acquirer for financial accounting purposes. In identifying Cliffs as the accounting acquirer, management considered the structure of the Merger and other actions contemplated by the Merger Agreement, the relative outstanding share ownership and market values of Cliffs and Holding, the composition of the combined company's board of directors, the relative size of Cliffs and Holding, and the designation of certain senior management positions of the combined company.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 assumes the Merger occurred on January 1, 2019. The unaudited pro forma combined statement of financial position as of December 31, 2019 assumes the Merger occurred on December 31, 2019.

Unaudited Pro Forma Combined Statement Of Operations
Year ended December 31, 2019
(Dollars and shares, in millions, except per share amounts)

	Historical Cleveland-Cliffs Inc.	Historical AK Steel Holding Corporation After Reclassifications (Note 4)	Pro Forma Transaction Adjustments (Note 6)	Eliminations (Note 6)	Notes (Note 6)	Pro Forma Combined Company
Revenues from product sales and services	$ 1,989.9	$ 6,359.4	$ —	$ (597.1)	a	$ 7,752.2
Cost of goods sold	(1,414.2)	(5,798.9)	(56.9)	569.8	b	(6,700.2)
Sales Margin	575.7	560.5	(56.9)	(27.3)		1,052.0
Other operating income (expense):						
Selling, general and administrative expenses	(119.4)	(265.9)	8.3	—	c	(377.0)
Miscellaneous – net	(27.0)	(85.3)	—	—		(112.3)
Total other operating expenses	(146.4)	(351.2)	8.3	—		(489.3)
Operating income (loss)	429.3	209.3	(48.6)	(27.3)		562.7
Other income (expense)						
Interest income (expense), net	(101.2)	(145.7)	24.2	—	d	(222.7)
Gain (loss) on extinguishment of debt	(18.2)	0.6	—	—		(17.6)
Other non-operating income (expense)	2.2	5.0	(12.1)	—	e	(4.9)
Total other income (expense)	(117.2)	(140.1)	12.1	—		(245.2)
Income (loss) from continuing operations before income taxes	312.1	69.2	(36.5)	(27.3)		317.5
Income tax benefit (expense)	(17.6)	(6.2)	4.7	6.7	f	(12.4)
Income (loss) from continuing operations	294.5	63.0	(31.8)	(20.6)		305.1
Loss from discontinued operations, net of tax	(1.7)	—	—	—		(1.7)
Net income (loss)	292.8	63.0	(31.8)	(20.6)		303.4
Income attributable to noncontrolling interest	—	(51.8)	—	—		(51.8)
Net income (loss) attributable to shareholders	$ 292.8	$ 11.2	$ (31.8)	$ (20.6)		$ 251.6
Earnings (loss) per common share attributable to shareholders - basic						
Continuing operations	$ 1.07					$ 0.62
Discontinued operations	(0.01)					—
	$ 1.06					$ 0.62
Earnings (loss) per common share attributable to shareholders - diluted						
Continuing operations	$ 1.04					$ 0.61
Discontinued operations	(0.01)					—
	$ 1.03					$ 0.61
Average number of shares (in thousands)						
Basic	276,761				g	404,121
Diluted	284,480				h	412,972

See accompanying "Notes to Unaudited Pro Forma Combined Financial Information."

Unaudited Pro Forma Combined Statement Of Financial Position
As of December 31, 2019
(Dollars, in millions)

	Historical Cleveland-Cliffs Inc.	Historical AK Steel Holding Corporation After Reclassifications (Note 4)	Pro Forma Transaction Adjustments (Note 7)	Eliminations (Note 7)	Notes (Note 7)	Pro Forma Combined Company
ASSETS						
CURRENT ASSETS						
Cash and cash equivalents	$ 352.6	$ 31.0	$ (86.0)	$ —	i	$ 297.6
Accounts receivable, net	94.0	577.9	—	(43.0)	j	628.9
Inventories	317.4	1,387.0	116.7	(63.7)	k	1,757.4
Derivative assets	45.8	12.9	—	—		58.7
Income tax receivable, current	58.6	—	—	—		58.6
Other current assets	29.5	52.3	—	—		81.8
Total current assets	897.9	2,061.1	30.7	(106.7)		2,883.0
Non-current assets:						
Property, plant and equipment, net	1,929.0	1,931.9	516.7		l	4,377.6
Income tax receivable, non-current	62.7	—	—	—		62.7
Deferred income taxes	459.5	—	56.3	—	m	515.8
Other non-current assets	154.7	638.4	110.6	—	n	903.7
TOTAL ASSETS	$ 3,503.8	$ 4,631.4	$ 714.3	$ (106.7)		$ 8,742.8
LIABILITIES						
Current liabilities:						
Accounts payable	$ 193.2	$ 745.9	$ —	$ (41.9)	j	$ 897.2
Accrued liabilities	126.3	314.4	—	—		440.7
State and local taxes payable	37.9	—	—	—		37.9
Other current liabilities	52.0	41.0	(12.8)	(1.1)	j, o	79.1
Total current liabilities	409.4	1,101.3	(12.8)	(43.0)		1,454.9
Non-current liabilities:						
Long-term debt	2,113.8	1,968.8	192.3	—	p	4,274.9
Pension and other postretirement benefit liabilities	311.5	717.8	—	—		1,029.3
Environmental and mine closure obligations	164.9	32.6	—	—		197.5
Other non-current liabilities	146.3	333.6	(25.7)	—	q	454.2
TOTAL LIABILITIES	3,145.9	4,154.1	153.8	(43.0)		7,410.8
Commitments and contingencies						
Equity:						
Common shares	37.7	3.2	12.7	—	r	53.6
Capital in excess of par value of shares	3,872.1	2,904.2	(2,015.3)	—	r	4,761.0
Retained deficit	(2,842.4)	(2,680.6)	2,487.8	(63.7)	r	(3,098.9)
Treasury shares	(390.7)	(7.3)	7.3	—	r	(390.7)
Accumulated other comprehensive loss	(318.8)	(68.0)	68.0	—	r	(318.8)
TOTAL EQUITY	357.9	151.5	560.5	(63.7)		1,006.2
Noncontrolling interest	—	325.8	—	—		325.8
TOTAL LIABILITIES AND EQUITY	$ 3,503.8	$ 4,631.4	$ 714.3	$ (106.7)		$ 8,742.8

See accompanying "Notes to Unaudited Pro Forma Combined Financial Information."

Notes to Unaudited Pro Forma Combined Financial Information

Note 1: Description of transaction

On December 2, 2019, Cliffs, Merger Sub and Holding entered into the Merger Agreement pursuant to which, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the Merger Agreement, Cliffs will acquire Holding by way of the Merger.

Under the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into Holding, with Holding continuing as the surviving corporation in the Merger and as a direct, wholly owned subsidiary of Cliffs.

As a result of the Merger, each share of Holding common stock issued and outstanding immediately prior to the effective time of the Merger (other than excluded shares) will be converted into the right to receive the merger consideration of 0.400 Cliffs common shares, and if applicable, cash in lieu of any fractional Cliffs common shares. Cliffs estimates that, immediately following completion of the Merger, former holders of Holding common stock will own approximately 32% and pre-Merger holders of Cliffs common shares will own approximately 68% of the common shares of the combined company.

The unaudited pro forma combined financial information is based on the historical consolidated financial information of Cliffs and Holding and has been prepared to give effect to the proposed Merger and related financing transactions. Cliffs intends to replace or refinance certain of AK Steel Corporation's ("AK Steel") outstanding debt in conjunction with the completion of the Merger and to undertake financing for, among other things, the payment of related fees and expenses. Anticipated financing activities include Cliffs issuing new long-term secured debt in the form of senior secured notes in the aggregate principal amount of approximately $550 million, Cliffs issuing unsecured debt in the form of senior guaranteed notes in the aggregate principal amount of approximately $400 million, replacing AK Steel's existing revolving credit facility with a new combined asset-based revolving credit facility and exchanging up to $662 million aggregate principal amount of AK Steel debt for a like amount of debt of Cliffs with identical terms with respect to maturity and interest rates.

Note 2: Basis of presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting, with Cliffs considered the accounting acquirer of Holding. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill. To prepare the unaudited pro forma combined financial information, Cliffs adjusted Holding's assets and liabilities to their estimated fair values based on Cliffs' preliminary valuation work. Cliffs has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated useful lives of Holding's assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. The final allocation of the purchase price will be determined after completion of the Merger and determination of the estimated fair value of Holding's assets and liabilities, and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments contained herein.

The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies adopted by Cliffs. Certain financial information of Holding as presented in its historical consolidated financial statements has been preliminarily reclassified to conform to the historical presentation in Cliffs' consolidated financial statements for the purposes of preparing the unaudited pro forma combined financial information. Upon completion of the Merger, Cliffs will perform a full and detailed review of Holding's accounting policies. As a result of that review, Cliffs may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

Historical results should not be considered indicative of future combined company performance as there are certain non-recurring items. For example, Holding's historical financial statements include

non-recurring Ashland Works closure charges of $69.3 million for the year ended December 31, 2019 and charges related to pension plan annuity transactions, which resulted in a non-cash pension settlement charge of $26.9 million for the year ended December 31, 2019.

Note 3: Accounting policies

The unaudited pro forma combined financial information reflects adjustments to conform Holding's results to Cliffs' accounting policies. There is a significant difference between the respective company accounting policies related to pension and other postretirement employee benefit ("OPEB") amortization methods. Both Holding and Cliffs use a "corridor," defined as 10% of the larger of the projected benefit obligation and plan assets, to determine recognition of previously unrecognized actuarial net gains or losses. Holding immediately recognizes net actuarial gains or losses that exceed the corridor and amortizes net actuarial gains or losses within the corridor over the plan participants' average life expectancy. Cliffs amortizes net actuarial gains or losses that exceed the corridor over the plan participants' average future service period.

Note 4: Reclassification adjustments

Certain reclassifications have been applied to the historical presentation of Holding's statements of operations and balance sheet to conform to Cliffs' financial statement presentation.

Reclassifications to Holding's consolidated statement of operations for the year ended December 31, 2019 are as follows:

Financial Statement Line	(In millions) Historical AK Steel Holding Corporation Before Reclassifications	(In millions) Reclassifications	Notes	(In millions) Historical AK Steel Holding Corporation After Reclassifications
Cost of goods sold	$ (5,606.3)	$ (192.6)	i	$ (5,798.9)
Selling, general and administrative expenses	(295.2)	29.3	ii	(265.9)
Miscellaneous – net	—	(85.3)	ii, iii	(85.3)
Depreciation	(192.6)	192.6	i	—
Ashland Works closure	(56.0)	56.0	iii	—
Interest expense, net	(146.6)	0.9	iv	(145.7)
Gain (loss) on extinguishment of debt	—	0.6	v	0.6
Pension and OPEB income (expense)	(12.0)	12.0	vi	—
Other income (expense)	18.5	(18.5)	iv, v, vii	—
Other non-operating income	—	5.0	vi, vii	5.0

i. Represents the reclassification of $192.6 million of Depreciation to Cost of goods sold.

ii. Represents the reclassification of research and development costs of $29.3 million from Selling, general and administrative expenses to Miscellaneous - net.

iii. Represents the reclassification of $56.0 million of closure cost expenses from Ashland Works closure to Miscellaneous - net.

iv. Represents the reclassification of $0.9 million of interest income from Other income (expense) to Interest expense, net.

v. Represents the reclassification of debt extinguishment gains of $0.6 million from Other income (expense) to Gain (loss) on extinguishment of debt.

vi. Represents the reclassification of losses of $12.0 million from Pension and OPEB income (expense) to Other non-operating income.

vii. Represents the reclassification of gains of $17.0 million from Other income (expense) to Other non-operating income.

Reclassifications to Holding's consolidated balance sheet as of December 31, 2019 are as follows:

Financial Statement Line	(In millions) Historical AK Steel Holding Corporation Before Reclassifications	(In millions) Reclassifications	Notes	(In millions) Historical AK Steel Holding Corporation After Reclassifications
Inventories	$ 1,346.2	$ 40.8	i	$ 1,387.0
Derivative assets	—	12.9	ii	12.9
Other current assets	65.2	(12.9)	ii	52.3
Goodwill and intangible assets	293.4	(293.4)	iii	—
Other non-current assets	345.0	293.4	iii	638.4
Accounts payable	705.1	40.8	i	745.9
Current portion of pension and other postretirement benefit obligations	41.0	(41.0)	iv	—
Other current liabilities	—	41.0	iv	41.0
Environmental and mine closure obligations	—	32.6	v	32.6
Other non-current liabilities	366.2	(32.6)	v	333.6

i. Represents an increase in Raw materials inventories and Accounts Payable of $40.8 million to Holding Historical balances to reflect inventory in which control transferred from Cliffs to Holding under ASC Topic 606.

ii. Represents the reclassification of $12.9 million of Other current assets to Derivative assets.

iii. Represents the reclassification of $293.4 million of Goodwill and intangible assets to Other non-current assets.

iv. Represents the reclassification of $41.0 million of Current portion of pension and other postretirement benefit obligations to Other current liabilities.

v. Represents the reclassification of $32.6 million of Other liabilities to Environmental and mine closure obligations.

Note 5: Purchase consideration

The unaudited pro forma combined statement of financial position has been adjusted to reflect a preliminary allocation of the estimated purchase price to Holding's identifiable assets to be acquired and liabilities to be assumed, with any remaining excess recorded as goodwill, if applicable. The preliminary purchase price allocation in this unaudited pro forma combined financial information is based upon an estimated purchase price of approximately $1,753.3 million as determined by:

- the closing price per Cliffs common share on February 21, 2020, multiplied by 126.8 million Cliffs common shares (the estimated number of shares that will be issued to Holding stockholders in connection with the Merger, based on the 0.400 exchange ratio and the 316.9 million shares of Holding common stock outstanding as of February 21, 2020);

- the closing price per Cliffs common share on February 21, 2020, multiplied by 0.6 million shares (the estimated number of shares underlying Holding equity awards that will be converted into awards with respect to Cliffs common shares upon completion of the Merger, based on the number of shares of Holding common stock underlying such awards as of February 21, 2020 and the exchange ratio);

- the portion of the fair value attributable to pre-Merger completion of service with respect to outstanding equity awards held by Holding employees that will be converted into awards with respect to Cliffs common shares;
- the estimated cash consideration payable in lieu of fractional shares owed to current Holding common stockholders, which amount is not material; and
- the estimated fair value of the outstanding 7.50% senior secured notes due 2023 issued by AK Steel and the outstanding balance on AK Steel's existing revolving credit facility, which are currently expected to be refinanced in connection with the Merger.

The pro forma purchase price adjustments are preliminary and are subject to change based on the Cliffs common share price, the number of shares of Holding common stock outstanding, the number of equity awards that will be converted, the plan with respect to, and execution of, the debt restructuring that is scheduled to occur at closing, as well as the actual net tangible and intangible assets and liabilities that exist on the closing date of the Merger. Increases or decreases in the purchase price and estimated fair value of assets and liabilities will result in adjustments that could materially impact the unaudited pro forma combined financial information. For example, a 10% increase (or decrease) to the Cliffs common share price would increase (or decrease) the estimated purchase price and allocation of fair value by $91.2 million.

Total estimated transaction consideration is calculated as follows:

(Dollars, in millions)		Amount
Fair value of Cliffs common shares issued for Holding outstanding common stock and vested equity awards	$	903.3
Fair value attributable to pre-Merger service for converted equity awards		1.5
Estimated fair value of AK Steel's debt to be refinanced in connection with the Merger		848.5
Total estimated transaction consideration	**$**	**1,753.3**

The fair value of Cliffs common shares issued for outstanding shares of Holding common stock and with respect to Cliffs common shares underlying converted Holding equity awards that are vested or expected to vest upon completion of the Merger is calculated as follows:

(In millions, except per share amounts)		Amount
Number of shares of Holding common stock outstanding as of February 21, 2020		316.9
Number of Holding stock awards expected to vest and/or be issued as a result of the Merger(1)		1.5
Total outstanding shares of Holding common stock entitled to merger consideration and underlying converted vested equity awards		318.4
Exchange ratio(2)		0.400
Cliffs common shares issued for Holding outstanding common stock and underlying converted vested equity awards		127.4
Closing price of Cliffs common share as of February 21, 2020	$	7.09
Fair value of Cliffs common shares issued for Holding outstanding common stock and vested equity awards	**$**	**903.3**

(1) Represents Holding stock awards expected to vest as a result of the Merger, which is considered a "change in control" for purposes of the award agreements.

(2) The exchange ratio is equal to 0.400 in accordance with the Merger Agreement.

The fair value of Cliffs common shares underlying Holding outstanding equity awards that will be converted into awards with respect to Cliffs common shares is calculated as follows:

(Dollars, in millions, except per share amounts)		Amount
Number of Holding stock awards outstanding(1)		2.8
Exchange ratio(2)		0.400
Cliffs equity awards issued for Holding outstanding equity awards		1.1
Closing price of Cliffs common share as of February 21, 2020	$	7.09
Fair value of Cliffs equity awards issued for Holding outstanding equity awards	$	7.8
Less: Estimated fair value allocated to post-acquisition compensation expense		(6.3)
Fair value of awards included in consideration	**$**	**1.5**

(1) Represents Holding stock awards that will be converted into awards with respect to Cliffs shares upon completion of the Merger. Holding equity awards include awards issued under various stock incentive plans of Holding.

(2) The exchange ratio is equal to 0.400 in accordance with the Merger Agreement.

The estimated fair value of AK Steel's debt included in consideration is calculated as follows:

(In millions)		Amount
AK Steel's existing revolving credit facility	$	450.0
7.50% Senior Secured Notes due July 2023		380.0
	$	830.0
Estimated debt issuance costs		18.5
Fair value of debt included in consideration	**$**	**848.5**

Amounts outstanding under AK Steel's existing revolving credit facility will potentially change between the December 31, 2019 balance sheet used for purposes of these unaudited pro forma combined financial statements and the closing date, and Cliffs may determine not to refinance or to rollover a portion of the outstanding AK Steel debt. Accordingly, the amount of AK Steel debt actually repaid on the closing date in connection with the Merger may differ from the amount expected to be repaid and included as part of consideration as of the date of these unaudited pro forma combined financial statements.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Cliffs, as if the Merger had occurred on December 31, 2019:

(In millions)		Amount
Cash and cash equivalents	$	31.0
Accounts receivable, net		577.9
Inventories		1,503.7
Derivative assets		12.9
Other current assets		52.3
Property, plant and equipment, net		2,448.6
Deferred income taxes		56.3
Other non-current assets		749.0
Accounts payable		(745.9)
Accrued liabilities		(133.8)
Other current liabilities		(221.6)
Long-term debt		(1,167.3)
Pension and other postretirement benefit liabilities		(717.8)
Environmental and mine closure obligations		(32.6)
Other non-current liabilities		(333.6)
Noncontrolling interest		(325.8)
Total Consideration	$	1,753.3

Note 6: Adjustments to Pro Forma Combined Statement of Operations

a. Revenue from product sales and services—Represents elimination of revenues earned by Cliffs on sales to Holding that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following completion of the Merger. Revenue eliminated for the year ended December 31, 2019 was $597.1 million.

b. Costs of goods sold—Represents adjustments comprised of the following:

(In millions)		Year Ended December 31, 2019
Amortization of acquired intangible assets (i)	$	(9.9)
Depreciation of property, plant and equipment (ii)		(47.0)
Total pro forma transaction adjustments	$	(56.9)
Elimination of costs related to intercompany sales from Cliffs to Holding (iii)	$	569.8

(i) Represents net impact of removal of historical amortization expense and increased amortization expense for the fair value of definite lived intangible assets recognized as part of acquisition accounting. Amortization expense for intangible assets is calculated using the straight-line method.

(ii) Represents adjustment to depreciation expense due to the recognition of Holding's property, plant and equipment at their preliminary fair values in acquisition accounting, depreciated over their estimated remaining useful lives, determined in accordance with Cliffs' policy.

(iii) Represents elimination of cost of goods sold relating to transactions between Cliffs and Holding that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following the Merger.

c. Selling, general and administrative expenses—Represents the elimination of $8.3 million in non-recurring transaction costs incurred related to the Merger.

d. Interest (expense) income, net—Represents adjustments to reflect the planned refinancing of AK Steel's historical debt in connection with the Merger:

(In millions)		Year Ended December 31, 2019
Elimination of AK Steel's historical debt issuance costs and original issue discounts	$	14.5
Decreased interest expense from the planned debt refinancing		9.7
Total pro forma transaction adjustments	$	24.2

A 0.125% increase in anticipated interest rates is not expected to have a material impact on pro forma interest expense.

e. Other non-operating income (expense)—The $12.1 million adjustment relates to non-service pension benefit costs for the year ended December 31, 2019. These adjustments reflect the elimination of prior service cost and actuarial loss amortization, and the net impact of the estimated remeasurement of the liability on interest costs and expected return on plan assets to conform to Cliffs' accounting policy.

f. Income tax benefit (expense)—Represents adjustments to reflect the following: i) income tax expense on Historical AK Steel Holding Corporation After Reclassifications—Income (Loss) From Continuing Operations Before Income Taxes, attributable to Holding stockholders, at a statutory rate of 24.5% to remove the historical impact of the valuation allowance and ii) income tax impact of Pro Forma

Transaction Adjustments that affect Income (Loss) From Continuing Operations Before Income Taxes at a statutory rate of 24.5%.

The Elimination adjustments to Income tax benefit (expense) represent the income tax impact of eliminations that affect Income from Continuing Operations Before Income Taxes at a statutory rate of 24.5%.

g. Basic average number of shares—Reflects the pro forma issuance of 127.4 million Cliffs common shares issued in exchange for outstanding shares of Holding common stock and underlying converted Holding equity awards that vest immediately upon closing of the Merger in accordance with the Merger Agreement.

h. Diluted average number of shares—Reflects the pro forma issuance of 128.5 million Cliffs common shares in exchange for outstanding shares of Holding common stock and Cliffs common shares underlying converted Holding equity awards that vest immediately upon closing of the Merger, and the potential issuance of Cliffs common shares under equity awards converted in accordance with the Merger Agreement. In connection with the Merger, unvested awards held by certain Holding employees will be converted to Cliffs awards with respect to a number of Cliffs common shares determined by the exchange ratio.

Note 7: Adjustments to Unaudited Pro Forma Combined Statement of Financial Position

i. Cash and cash equivalents—Adjustments for estimated transaction costs total $86.0 million. Estimated transaction costs include legal, consulting, regulatory, filing and other fees directly related to the Merger.

j. Accounts receivable, net, Accounts payable and Other current liabilities—Represents elimination of balances related to supply agreements between Cliffs and Holding for the sale and purchase of iron ore pellets.

k. Inventories—Includes the estimated fair value adjustment to step-up Holding's finished goods by $116.7 million to a preliminary estimated fair value of $1,503.7 million for raw materials, semi-finished goods and finished goods inventories. The estimated step-up inventory will increase cost of goods sold as the acquired inventory is sold within the first turn of inventory after the Merger. As there is no continuing impact, the effect on cost of goods sold from the inventory step-up is not included in the unaudited pro forma combined statement of operations.

Inventories were also impacted by $63.7 million for the elimination of pellet costs as of December 31, 2019 related to pellets sales and purchases between Cliffs and Holding.

l. Property, plant and equipment, net—Represents the elimination of Holding's historical accumulated depreciation of $5.2 billion and the preliminary estimated fair value adjustment to step-up Holding's property, plant and equipment by $516.7 million to a preliminary fair value of $2.4 billion. The preliminary estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis.

Property, Plant and Equipment Classification	**Estimated Fair Value**	**Estimated Remaining Useful Life**
Land, land improvements and leasehold improvements	$ 207.3	NA
Buildings	388.3	10-15 years
Machinery and equipment	1,700.0	2-10 years
Construction in progress	153.0	NA
Total	$ 2,448.6	

The preliminary estimated fair values and estimated useful lives are preliminary and subject to change once Cliffs has sufficient information as to the specific types, nature, age, condition and location of

Holding's property, plant and equipment. The finalization of the detailed valuation work may have a material impact on the valuation of property, plant and equipment and the purchase price allocation.

m. Deferred income taxes—Represents adjustments to record the income tax impact at a statutory rate of 24.5% on certain preliminary fair value adjustments resulting in $170.8 million of deferred tax liabilities. The Deferred income taxes are also adjusted to include the release of the valuation allowance on the historical tax basis of Holding deferred tax assets that are more likely than not to be realized upon the consummation of the Merger. The valuation allowance release adjustment includes $63.5 million related to net operating loss carryforwards and $163.6 million related to all other domestic net deferred tax assets that are expected to be realized in the future.

n. Other non-current assets—Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $404.0 million, which represents an increase of $110.6 million over Holding's net book value of intangible assets prior to the Merger. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on most advantageous market for the asset (i.e., its highest and best use).

The relief from royalty method, a form of both the Income Approach and Market Approach, was used to value the trade names and trademarks and technology intangible assets. The relief from royalty method measures the benefit of owning intellectual property as the "relief" from the royalty expense that would otherwise be incurred by licensing the asset from a third party.

The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The intangible assets acquired primarily consist of the following:

Intangible Type	Estimated Useful Life	Amortization Method	(In millions) Estimated Fair Value	
Technology	15 years	Straight-line	$	294.0
Trade name and trademarks	Indefinite			110.0
Total			$	404.0

Pro forma amortization expense of the acquired intangible assets was $9.9 million for the year ended December 31, 2019. The following table summarizes the expected pro forma amortization expense of the acquired intangible assets for the fiscal years ending December 31, 2020 through December 31, 2025, which has been prepared to reflect the transaction as if it occurred on January 1, 2019. Cliffs has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense recognized. The finalization of the detailed valuation work may have a material impact on the valuation of intangible assets and the purchase price allocation.

	Remaining (In millions)					
	2020	2021	2022	2023	2024	2025 and thereafter
Amortization expense	$ 19.6	$ 19.6	$ 19.6	$ 19.6	$ 19.6	$ 176.4

o. Other current liabilities—Represents the elimination of the current portion of deferred revenue related to preexisting contract relationship between Holding and Cliffs.

p. Long-term debt—Represents the anticipated $47.0 million fair value adjustment of debt obligations assumed and debt to be issued as part of the Merger, net of the extinguishment of AK Steel's historically outstanding secured notes and the balance on the revolving credit facility. Additionally, the adjustment includes approximately $145.3 million of related transaction costs.

q. Other liabilities—Represents the elimination of the noncurrent portion of deferred revenue related to preexisting contract relationship between Holding and Cliffs.

r. Total equity—Represents the elimination of Holding common stock, additional paid-in capital, treasury stock, accumulated deficit and accumulated other comprehensive loss, as well as the following adjustments to reflect the capital structure of the combined company.

	Common Shares	Capital in excess of par value of shares	Retained deficit	Treasury shares	Accumulated other comprehensive loss
Fair value of Cliffs common shares issued for Holding common stock and underlying converted Holding vested equity awards	$ 15.9	$ 888.9	$ —	$ —	$ —
Elimination of Holding's historical stockholders' equity	(3.2)	(2,904.2)	2,680.6	7.3	—
Elimination of intercompany margin on beginning inventory balances in retained deficit	—	—	(63.7)	—	—
Gain on preexisting contract relationship liability reversal			38.5		
Estimated transaction costs in connection with the Merger			(231.3)		
Elimination of unrealized losses related to pension and postretirement benefits	—	—	—	—	52.2
Elimination of cash flow hedges	—	—	—	—	14.6
Elimination of foreign currency translation	—	—	—	—	1.2
Total	$ 12.7	$ (2,015.3)	$ 2,424.1	$ 7.3	$ 68.0

Forward-looking Statements

This exhibit contains certain forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this exhibit, words such as “anticipate,” “assume,” “believe,” “build,” “continue,” “create,” “design,” “estimate,” “expect,” “focus,” “forecast,” “future,” “goal,” “guidance,” “imply,” “intend,” “look,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “strategy,” “target,” “work,” “could,” “may,” “should,” “would,” “will” or the negative of such terms or other variations thereof and words and terms of similar substance may identify forward-looking statements, including statements with respect to the businesses, strategies and plans of Holding and Cliffs, their expectations relating to the Merger, including the expected benefits of the proposed Merger and the anticipated completion of the proposed Merger or the timing thereof, and their respective future financial condition and performance and expectations, estimates and projections about Cliffs' or Holding's respective industries or businesses. Cliffs and Holding caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: the risk that the Merger Agreement may be terminated in accordance with its terms and that the Merger may not be completed; the possibility that Cliffs shareholders may not approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger; the possibility that Holding stockholders may not adopt the Merger Agreement; the risk that the parties may not be able to satisfy any or all of the conditions to the completion of the Merger in a timely manner or at all; the risk that the Merger may be less accretive than expected, or may be dilutive, to Cliffs' earnings per share, which may negatively affect the market price of Cliffs common shares; the possibility that Cliffs and Holding will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by Cliffs or Holding; the risk that the financing transactions to be undertaken in connection with the Merger have a negative impact on the combined company's credit profile or financial condition; the risk that Cliffs may fail to realize the benefits expected from the Merger; the risk that the combined company may be unable to achieve anticipated synergies or that it may take longer than expected to achieve those synergies; the risk that any announcements relating to, or the completion of, the Merger could have adverse effects on the market price of Cliffs common shares; the risk related to any unforeseen liability and future capital expenditure of Holding or Cliffs; the risk that pending litigation relating to the Merger and any potential future litigation against Cliffs, Holding or their respective directors may delay or prevent the completion of the Merger; the risks related to Cliffs' ability to issue new senior notes or obtain a new revolving credit facility in connection with the Merger on favorable terms, if at all; the risk that the Merger and its announcement or completion could have an adverse effect on the ability of Cliffs and Holding to retain customers, retain and hire key personnel and/or maintain relationships with their suppliers and business partners; and the risk of any changes in general economic, market or business conditions, or changes in the economic or financial condition of Cliffs and Holding. Other risks to Cliffs and Holding and factors that may present significant additional obstacles to the realization of forward-looking statements or that could have a material adverse effect on Cliffs' and Holding's respective financial condition, operating results, credit rating, liquidity and businesses generally are described under the caption “Risk Factors” in Cliffs' and Holding's respective Annual Reports on Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the SEC as well as in the registration statement on Form S-4 (File No. 333-235855) (as amended and as it may be supplemented from time to time) that was declared effective by the SEC on February 4, 2020 and that includes a joint proxy statement of Cliffs and Holding and also constitutes a prospectus of Cliffs.

Unless expressly stated otherwise, forward-looking statements are based on the expectations and beliefs of the respective management teams of Cliffs and Holding based on information currently available. Forward-looking statements are subject to inherent risks and uncertainties and are based on assumptions and estimates that are inherently affected by the respective operations and business environments of Cliffs and Holding, including economic, competitive, regulatory and operational risks, many of which are beyond the control of Cliffs and Holding and which are difficult to predict and may turn out to be wrong. The foregoing list of factors should not be construed to be exhaustive. There is no assurance that the actions,

events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on the results of operations, financial condition or cash flows of Cliffs or Holding. In view of these uncertainties, Cliffs and Holding caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Cliffs and Holding undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.